Exhibit 99.1

TESLA DELIVERS 17,400 VEHICLES IN Q4 2015; TOTAL 2015 DELIVERIES WERE 50,580

SUNDAY, JANUARY 3, 2016

Q4 deliveries consisted of 17,192 Model S vehicles and 208 Model X vehicles. (507 Model X vehicles were produced during Q4 with the remainder to be delivered in early Q1.)

Q4 Model S deliveries were approximately 48% more than our prior quarterly record and approximately 75% more than Q4 last year. Model X deliveries are in line with the very early stages of our Model X production ramp as we prioritize quality above all else. That ramp has been increasing exponentially, with the daily production rate in the last week of the year tracking to production of 238 Model X vehicles per week.

There may be small changes to this delivery count (usually well under 1%), as Tesla only counts a delivery if it is transferred to the end customer and all paperwork is correct.

Our vehicle deliveries represent only one measure of our financial performance and should not be relied on as an indicator of our quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

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